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                              Mycogen Corporation
                                  Exhibit 11
                Statements re Computation of Per Share Earnings
                 (Amounts in thousands, except per share data)

                                                              Three months ended               Six months ended
                                                                   June 30,                         June 30,
                                                            1995             1994             1995            1994
                                                        -----------       ----------       ----------       --------
Net income (loss).....................................  $    (4,218)      $    6,021       $    4,085       $ 17,444

Dividends on preferred stock..........................         (379)            (361)            (754)          (718)
                                                        -----------       ----------       ----------       --------

Net income (loss) applicable to common shares.........       (4,597)           5,660            3,331         16,726

Adjustment for dividends on preferred stock...........            - (1)          361                - (1)        718
                                                        -----------       ----------       ----------       --------

Net income (loss) for computation assuming
  full dilution.......................................  $    (4,597)      $    6,021       $    3,331       $ 17,444
                                                        ===========       ==========       ==========       ========




Weighted average number of shares outstanding:
Average common shares for computation
  of primary net income (loss) per common share (2)...       19,315           19,066           19,261         19,051

Stock option equivalent shares........................            - (2)          174                - (2)        176

Conversion of preferred shares........................            - (1)        1,609                - (1)      1,602
                                                        -----------       ----------       ----------       --------

Average shares for computation of net income (loss)
  per common share assuming full dilution.............       19,315           20,849           19,261         20,829
                                                        ===========       ==========       ==========       ========




Net income (loss) per common share:
  Primary.............................................  $      (.24)      $      .30       $      .17       $    .88
                                                        ===========       ==========       ==========       ========

  Assuming full dilution..............................  $      (.24)      $      .29       $      .17       $    .84
                                                        ===========       ==========       ==========       ========


(1) Additional shares from the conversion of preferred stock and respective adjustments for preferred stock dividends were not included in the calculation assuming full dilution where the effect was antidilutive or the dilutive effect was less than 3%.

(2) Additional shares from stock option equivalents were not included in the calculation of net income (loss) per common share where the effect was antidilutive or the dilutive effect was less than 3%.